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EXHIBIT 3.3

CERTIFICATE OF AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
APEX THERAPEUTIC CARE, INC.

The undersigned certify that:

  1.
  They are the president and secretary, respectively, of APEX THERAPEUTIC CARE, INC., a California corporation (the "Company").

  2.
  The Articles of Incorporation of the Company are amended and restated in their entirety to read as set forth in Exhibit A attached hereto and incorporated herein by this reference.

  3.
  The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors of the Company.

  4.
  The forgoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders of the Company in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Company is 10,000. The number of shares voting in favor of the amendment and restatement of Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50%.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: October 9th 1999	/s/ JON M. TAMIYASU Jon M. Tamiyasu, President
/s/ KELLY SMITH Kelly Smith, Secretary

EXHIBIT A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
APEX THERAPEUTIC CARE, INC.

I.

        The name of this corporation is APEX THERAPEUTIC CARE, INC.

II.

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

        This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is one million (1,000,000). Upon the amendment of this article to read as herein set forth, each outstanding share is split up and converted into 10 shares.

IV.

        The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V.

        The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

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CERTIFICATE OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF APEX THERAPEUTIC CARE, INC.
EXHIBIT A AMENDED AND RESTATED ARTICLES OF INCORPORATION OF APEX THERAPEUTIC CARE, INC.